EXHIBIT 4.2

AGREEMENT OF SUBSTITUTION AND AMENDMENT OF

COMMON SHARES RIGHTS AGREEMENT

This Agreement of Substitution and Amendment is entered into as of September 8, 2004, by and between Coherent, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, a New York banking corporation (“AST”).

RECITALS

A.                                   On or about June 24, 1998, the Company entered into a First Amended and Restated Common Shares Rights Agreements (the “Rights Agreement”) with Bank Boston N.A. (the “Predecessor Agent”) as rights agent.

B.                                     The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C.                                     The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $ 10 million, rather than $100 million.

2.                                       The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.                                       AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4.                                       From and after the effective date hereof, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to AST.

5.                                       Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:	Coherent, Inc.
5100 Patrick Henry Drive
Santa Clara, CA 95054
Attn: General Counsel

With a copy to:	Wilson, Sonsini, Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Larry W. Sonsini, Esq.

If to AST:	American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: Corporate Trust Department

6.                                       Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

7.                                       This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

IN WITNESS WHEREOF,  the parties have caused this Agreement to be duly executed as of the date indicated above.

COHERENT, INC.

/s/ Scott H. Miller
Scott H. Miller
Senior Vice President & General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY

/s/ Herbert J. Lemmer
Name: